       As filed with the Securities and Exchange Commission on January  19, 2000
                                                   Registration No. 333-________
================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              ___________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                              ___________________

                      INTERTRUST TECHNOLOGIES CORPORATION
            (Exact name of registrant as specified in its charter)

            DELAWARE                                          52-1672106
  (State or other jurisdiction                              (IRS Employer
of incorporation or organization)                        Identification No.)

                           4750 Patrick Henry Drive
                        Santa Clara, California  95054
                                (408) 855-0100
              (Address of principal executive offices) (Zip Code)
                              ___________________

              INTERTRUST TECHNOLOGIES CORPORATION 1992 STOCK PLAN
              INTERTRUST TECHNOLOGIES CORPORATION 1995 STOCK PLAN
             SHARES ACQUIRED UNDER WRITTEN COMPENSATION AGREEMENTS
                              ___________________

                                 Victor Shear
               Chief Executive Officer and Chairman of the Board
                      INTERTRUST TECHNOLOGIES CORPORATION
                           4750 Patrick Henry Drive
                        Santa Clara, California  95054
                    (Name and address of agent for service)
                                (408) 855-0100
         (Telephone number, including area code, of agent for service)
                              ___________________

                        CALCULATION OF REGISTRATION FEE
================================================================================

            Title of                                              Proposed Maximum        Proposed Maximum
           Securities                          Amount                Offering                Aggregate              Amount of
        to be Registered                  to be Registered (1)    Price per Share (2)     Offering Price (2)     Registration Fee
        ----------------                  ----------------        ---------------         --------------         ----------------
1992 Stock Plan
---------------
    Common Stock (par value $0.001)             762,667                 $125.06               $95,379,135.02        $25,180.09

1995 Stock Plan
---------------
    Common Stock (par value $0.001)             826,035                 $125.06               $103,303,937.10       $27,272.24

Shares Acquired under Written
-----------------------------
Compensation Agreements
-----------------------
    Common Stock (par value $0.001)             214,564                 $125.06               $26,833,373.84        $7,084.01

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1992 Stock Plan, 1995 Stock Plan and Written Compensation Agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of InterTrust Technologies Corporation.

(2) Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Common Stock of InterTrust Technologies Corporation on January 13, 2000.

                               EXPLANATORY NOTE

     InterTrust Technologies Corporation has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register shares of its Common Stock, $.001 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus that InterTrust Technologies Corporation prepared in accordance with
Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 1,803,266 shares of Common Stock acquired by Registered Stockholders under the InterTrust Technologies Corporation 1992 Stock Plan and 1995 Stock Plan and Written Compensation Agreements.

                      INTERTRUST TECHNOLOGIES CORPORATION

         FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION

                         REQUIRED BY PART I OF FORM S-3

Form S-3 Item Number                                          Location/Heading in Prospectus
--------------------                                          ------------------------------

1.  Forepart of Registration Statement and Outside            Cover page
    Front Cover page of Prospectus

2.  Inside Front and Outside Back Cover Page of               Available Information; Incorporation of Certain
    Prospectus                                                Information by Reference

3.  Summary Information, Risk Factors and Ratio of            Risk Factors
    Earnings to Fixed Charges

4.  Use of Proceeds                                           Use of Proceeds

5.  Determination of Offering Price                           Not applicable

6.  Dilution                                                  Not applicable

7.  Registered Stockholders                                   Registered Stockholders

8.  Plan of Distribution                                      Plan of Distribution

9.  Description of Securities to be Registered                Not Applicable

10.  Interests of Named Experts and Counsel                   Not Applicable

11.  Material Changes                                         Not Applicable

12.  Incorporation of Certain Information                     Documents Incorporated by Reference

13.  Disclosure of Commission Position on                     Indemnification
     Indemnification for Securities Act Liabilities

                             Shares of Common Stock
                      InterTrust Technologies Corporation


     This Reoffer Prospectus relates to 1,803,266 shares of the common stock, par value $0.001 (the "Common Stock"), of InterTrust Technologies Corporation (the "Company"), which may be offered from time to time by certain employees who are not named herein who are not affiliates (the "Registered Stockholders"). It is anticipated that the Registered Stockholders will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by each of the Registered Stockholders will be borne by each such Registered Stockholder.

     The Common Stock is traded on the Nasdaq National Market System.

     The Registered Stockholders and any broker executing selling orders on behalf of the Registered Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the 1933 Act.

    THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED
      ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Registered Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

     The date of this Prospectus is January 19, 2000.

                             AVAILABLE INFORMATION

     The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") upon the first date on which its Common Stock is registered under Section 12(g) of the 1934 Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a Web site (http://www.sec.gov) that contains reports,
                                      ------------------
proxy statements and other information regarding registrants that file electronically with the Commission.

     The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

     A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to John Amster, InterTrust Technologies Corporation, 4750 Patrick Henry Drive, Santa Clara, CA 95054. The Company's telephone number at that location is (408) 855-0100.


                               TABLE OF CONTENTS

                                                                        Page
THE COMPANY..............................................................  3
RISK FACTORS.............................................................  4
USE OF PROCEEDS.......................................................... 11
REGISTERED STOCKHOLDERS.................................................. 11
PLAN OF DISTRIBUTION..................................................... 11
DOCUMENTS INCORPORATED BY REFERENCE...................................... 13
INDEMNIFICATION.......................................................... 13

                                  THE COMPANY

     InterTrust Technologies Corporation ("We" or the "Company") has developed a general purpose digital rights management, or DRM, platform to serve as a foundation for providers of digital information, technology, and commerce services to participate in a global e-commerce system for digital commerce. We license our DRM platform to partners to build digital commerce services and applications. These partners intend to offer digital commerce services and applications that collectively will form a global commerce system, which we have branded as the MetaTrust Utility. We maintain the MetaTrust Utility's foundation and will receive as a fee from our partners a small percentage of the value of goods and services that run through the system.

     DRM technologies protect and manage rights and interests in digital information. DRM is needed by any industry that distributes information that can be put into digital form. These types of information include music, videos, software, games, publications, business information, and images. DRM also applies to organizations and individuals who want to protect the vast amount of proprietary and personal information that has been computerized.

     Our technology is designed to enable all these industries, organizations, and individuals, and each of their constituencies, to protect and manage their rights and interests in digital information. Holders of these rights and interests can easily associate usage rules with the digital information and persistently apply these rules throughout the lifecycle of the information. When these rights and rules are based on a common foundation, they can form the basis for a global system for digital commerce.

     We believe our DRM platform represents a new computing technology that addresses a key threat to digital commerce--the threat of a user who has been authorized to receive and decrypt digital information and then seeks to use it in an unauthorized way. Our DRM platform enables automation of many aspects of the secure commercial exchange of digital information and is designed to allow digital commerce to be conducted more efficiently.

     We believe our platform provides the following benefits:

     . robust security;                 . multiple content and media types;

     . persistent protection and        . efficient transaction processing;
       management;

     . flexible business models;        . superdistribution;

     . new advertising models; and      . personalized marketing.

     Our current partners include ASPSecure.com, BMG Entertainment Storage Media, Computacenter, Creative Technology, Diamond Multimedia Systems, Matsushita Electric Industrial, Mediascience, Mitsubishi Corporation, MusicMatch, National Westminster Bank, NCS, Pricewaterhouse Coopers, PublishOne, Reciprocal, Samsung SDS, and Universal Music Group. We also have alliances with Adobe Systems, Digital Theater Systems, Fraunhofer-Institut, Harris Corporation, Portal Software, and Science Application Information Company. Some of our partners are conducting, or are planning to conduct, commercial trials, and have announced that their applications and services will be commercially available in the MetaTrust Utility in 2000.

     Our goal is to empower multiple providers of content, technology, and commerce services to build a global system for digital commerce based on our DRM platform. The key elements of our strategy are to:

     . expand our key strategic partnerships;

     . promote widespread deployment of our technology;

     . leverage our neutral MetaTrust Utility model; and

     . maintain our technology lead.

                              ___________________


     We were incorporated in Delaware in January 1990. Our principal executive offices are located at 4750 Patrick Henry Blvd., Santa Clara, California 95054, and our telephone number is (408) 855-0100.


                                  RISK FACTORS

     This offering and an investment in our Common Stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our Common Stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our Common Stock could decline due to any of these risks, and you might lose all or part of your investment.

Risks Related to Our Business

Our business model is new and unproven and we may not succeed in generating sufficient revenue to sustain or grow our business.

     Our business model is new and unproven and may not generate sufficient revenue for us to be successful. The success of our business depends upon our ability to generate transaction fees in the form of a percentage of fees charged by our licensees in commercial transactions. However, our licensees have not yet used our technology in the commercial distribution of their products and we have not earned any transaction fees under this business model. If our technology is commercially released, the volume of products and services distributed using our technology may be too small to support or grow our business. While some companies have licensed our technology, other companies may wish to use other technology based on different business models, including the payment of a one-time license fee without sharing in ongoing revenues. If we are unable to generate revenues from transaction fees, our current revenues, consisting of initial license fees and support fees, will be insufficient to sustain our business.

Our quarterly operating results are volatile and difficult to predict. If we fail to meet the expectations of public market analysts or investors, the market price of our Common Stock may decrease significantly.

     Our operating results have varied from period to period and, in some future quarter or quarters, will likely fall below the expectations of securities analysts or investors, causing the market price of our Common Stock to decline. Our quarterly operating results may fail to meet these expectations for a number of reasons, including:

     . a quarterly decline in the overall demand for digital goods and services;

     . a quarterly decline in the demand for our Commerce software product;

     . our failure to quickly reduce costs in the event of unanticipated declines in revenues in a given period;

     . delays in the timing of licensing our Commerce software and services;

     . the nature and types of our licensing arrangements;

     . the inability of our licensees and their customers to commercialize our technology, or delays or deferrals in this commercialization; and

     . customer budget cycles and changes in these budget cycles.

We have a history of losses, and we expect our operating expenses and losses to increase significantly.

     Our failure to increase our revenues significantly would seriously harm our business. We have experienced operating losses in each quarterly and annual period since inception, and we expect to incur significant and increasing losses in the future. We incurred net losses of $8.0 million in 1996, $11.7 million in 1997, $19.7 million in 1998, and $19.5 million for the nine months ending September 30, 1999. As of September 30, 1999, we had an accumulated deficit of $64.9 million. We expect to significantly increase our research and development, sales and marketing, and general and administrative expenses. As a result of these additional expenses, we must significantly increase our revenues to become profitable. We expect to incur significant losses for at least the next several years.

If third parties do not deploy our technology and create a market for digital commerce, our business will be harmed.

     Relationships with leading content, technology, and commerce service providers are critical to our success. Our business and operating results would be harmed to the extent our licensees fail, in whole or in part, to:

     . deploy our technology;

     . develop an infrastructure for the sale and delivery of digital goods and services;

     . generate transaction fees from the sale of digital content and services;

     . develop and deploy new applications; and

     . promote brand preference for InterTrust products and services and the MetaTrust Utility.

We need to significantly increase the number of companies that license our technology to sustain and grow our business.

     We will not generate sufficient revenue to grow our business unless we maintain relationships with existing licensees and significantly increase the number of companies that license our technology and use it for the sale and management of digital information and services. We have not yet attracted, and may not in the future be able to attract, a sufficient number of these companies. To date, only 17 companies have licensed our software for commercial use. Our ability to attract new licensees will depend on a variety of factors, including the following:

     . the performance, reliability and security of our products and services;

     . the scalability of our products and services--the ability to rapidly increase deployment size from a limited number of end-users to a very large number of end-users;

     . the cost-effectiveness of our products and services; and

     . our ability to market our products and services effectively.

     Our ability to attract new licensees will also depend on the performance of our initial licensees and the overall success of the MetaTrust Utility. Many potential licensees may resist working with us until our, and our licensees', applications and services have been successfully introduced into the market and have achieved market acceptance. We may not be able to attract a critical mass of licensees that will develop products and establish clearinghouses and other commerce services, and our licensees may not achieve the widespread deployment of users we believe is necessary for us to become successful.

     In addition, we may not be able to establish relationships with important potential customers if we have already established relationships with their competitors. Therefore, it is important that we are perceived as a neutral and trusted technology and service provider. In addition, we require that products and services operating within the MetaTrust Utility comply with specifications administered by us. Potential licensees may be unwilling to be subject to the control of these specifications.

The long and complex process of licensing our Commerce software could delay the deployment of our technology and harm our business.

     Licensing our Commerce software is a long and complex process. If initial license fees are delayed or reduced as a result of this process, our future revenue and operating results could be impaired. Before committing to license our product, our licensees must generally consider a wide range of issues including product benefits, installation and infrastructure requirements, ability to work with existing computer systems, ability to support a large user base, functionality, security, and reliability. The process of entering into a licensing agreement with a company typically involves lengthy negotiations. As a result of our long sales cycle, which in the past has generally ranged from six months to 18 months, it is difficult for us to predict the quarter in which a particular prospect might sign a license agreement.

Because our technology must be integrated into the products and services of our licensees, there will be significant delay between our licensing the software and our licensees' commercial deployment of their products and services, which will delay our receipt of transaction fee revenue.

     Our success depends upon the deployment of our technology by a potential licensee in the use and sale of digital content. Our licensees undertake a lengthy process of integrating our technology into their existing systems or a new system. Until a licensee deploys our technology, we do not receive transaction fees from that licensee.

     We expect that the period between entering into a licensing arrangement and the time our licensee commercially deploys applications based on our Commerce software will be lengthy and will vary, which makes it difficult for us to predict when revenue will be recognized.

Our Commerce software has only recently been used by our licensees in pilot programs, making evaluation of our business and prospects difficult.

     We began offering the general availability release of our Commerce software in December 1998, and released version 1.2 in May 1999. Our licensees' applications and services based on our Commerce software are in development or have only been released for evaluation in very limited pilot programs. Our licensees have not yet commercially deployed their applications or services. It is possible that we or our licensees may uncover serious technical and other problems resulting in the delay or failure of the commercial deployment of our licensees' implementation of our Commerce software, including problems relating to security, the ability to support a large user base, and interoperability of our software or the combination of our software with our licensees' software. We may not successfully address any of these problems and the failure to do so would seriously harm our business and operating results.

Security breaches of our software and our licensees' software could result in decreased demand for our technology by our licensees or their customers or in litigation.

     The secure transmission and trusted management of proprietary or confidential information over the Internet are essential to establishing and maintaining confidence in our Commerce software and the software and services developed using our software. Without this confidence, potential or current licensees may not use our technology and their customers may not trust and use our licensees' products. Therefore, security concerns and security breaches of our and our licensees' software could harm our business and operating results. Advances in computer capabilities, new discoveries, or other developments could result in a compromise or breach of the security technology, including cryptography technology, that we and our licensees use to protect customer digital content and transaction data. Security breaches could damage our reputation and expose us to a risk of loss or litigation. Our insurance policies have low coverage limits that may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches.

Defects in our software and the software of our licensees could delay deployment of our technology and reduce our revenues.

     Defects or errors in current or future products could result in delayed or failed deployment of our technology, lost revenues, or a delay in or failure to achieve market acceptance, any of which could seriously harm our business and operating results. Complex software products like ours often contain errors or defects, including errors relating to security, particularly when first introduced or when new versions or enhancements are released. Because this is a system used for commerce, we believe the standards for reliability and performance may be very high.

     If our licensees' products and services contain errors or defects not discovered in the process of development and pilot programs, it could seriously undermine the perceived trust and security needed for a commercial system and could delay or prevent market acceptance of digital commerce resulting in serious harm to our business and operating results.

     The deployment and use of our products expose us to substantial risks of product liability claims because our products are expected to be used in sensitive and valuable digital commerce transactions and because we require our partners to comply with our specifications. Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, it is possible that these limitations of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. A product liability claim brought against us, even if not successful, would likely be time consuming and costly to defend and could significantly harm our business and operating results.

If we are unable to continue obtaining third-party software and applications, we could be forced to change our product offering or find alternative suppliers, which could delay shipment of our product.

     We integrate third-party software with our software. We would be seriously harmed if the providers from which we license software ceased to deliver and support reliable products, enhance their current products, or respond to emerging industry standards. In addition, the third-party software may not continue to be available to us on commercially reasonable terms or at all. The loss of, or inability to maintain or obtain this software, could result in shipment delays or reductions, or could force us to limit the features available in our current or future product offerings. Either alternative could seriously harm our business and operating results.

Year 2000 issues could force us to incur significant costs or cause our customers to delay licensing of our products.

     If our systems do not operate properly with date calculations involving the year 2000 and subsequent dates, we could incur unanticipated expenses to remedy any problems, which could seriously harm our business and operating results. We may also experience reduced sales of our software and services as current or potential customers reduce their budgets for enterprise software due to increased expenditures on their own year 2000 compliance efforts. To the extent our Commerce software is embedded with other companies' products that are not year 2000 compliant, our reputation in the marketplace and use of our technology by our partners could be harmed, both of which would harm our business and operating results.

The market for digital rights management will be subject to rapid technological change and new product introductions and enhancements that we may not be able to address. We need to develop and introduce new products, technologies, and services.

     The market for digital rights management solutions is fragmented and marked by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, and changes in customer demands. To succeed, we must develop and introduce, in response to customer and market demands, new releases of our Commerce software that offer features and functionality that we do not currently provide. Any delays in our ability to develop and release enhanced or new products could seriously harm our business and operating results. In the past we have experienced delays in new product releases, and we may experience similar delays in the future.

Our markets are highly competitive and we may not be able to compete successfully against current or potential competitors, reducing our market share and revenue growth.

     Our markets are new, rapidly evolving, and highly competitive, and we expect this competition to persist and intensify in the future. Our failure to maintain and enhance our competitive position could reduce our market share and cause our revenues to grow more slowly than anticipated or not at all. We encounter current or potential competition from a number of sources, including:

     . providers of secure digital distribution technology like AT&T, IBM, Microsoft, Liquid Audio, Preview Systems, and Xerox;

     . providers of hardware-based content metering and copy protection systems, including Sony, Wave Systems, and the 4C Entity, comprised of IBM, Intel, Matsushita, and Toshiba; and

     . operating system manufacturers, including Microsoft or Sun Microsystems, that may develop or license digital rights management solutions for inclusion in their operating systems.

     Potential competitors may bundle their products or incorporate a digital rights management component into existing products in a manner that discourages users from purchasing our products. For example, we expect that future releases of Microsoft's Windows operating system, which manages the programs on a computer, will include components addressing digital rights management functions. Furthermore, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we do.

     Some of our competitors have longer operating histories and significantly greater financial, technical, marketing, and other resources than we do. Many of these companies have more extensive customer bases and broader partner relationships that they could leverage, including relationships with many of our current and potential partners. These companies also have significantly more established customer support and professional services organizations than we do. In addition, these companies may adopt aggressive pricing policies.

We and our licensees may be found to infringe proprietary rights of others, resulting in litigation, redesign expenses, or costly licenses.

     Digital rights management is an emerging field in which our competitors may obtain patents or other proprietary rights that would prevent, or limit or interfere with, our, or our licensees', ability to make, use, or sell products. Furthermore, companies in the software market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. We and our licensees could incur substantial costs to defend or settle any litigation, and intellectual property litigation could force us to do one or more of the following:

     . cease selling, incorporating, or using products or services that incorporate the infringed intellectual property;

     . obtain a license from the holder of the infringed intellectual property right; or

     . redesign products or services to avoid infringement.

Our licensees' products and services may be subject to a claim of patent infringement independent of any infringement by our software.

     In the past, we have received notices alleging potential infringement by us of the proprietary rights of others. In January 1996, we received a letter from an attorney representing E-Data Corporation containing an allegation of infringement of a patent E-Data allegedly owns. We exchanged correspondence with E-Data's attorneys ending in September 1996. We have not heard from any representative of E-Data since that time. In November 1997, we received a letter from representatives of TAU Systems Corporation informing us of two patents held by TAU Systems. In the letter, the representatives stated their opinion that our Commerce software contained various elements recited in the two patents and requested that we discuss licensing the technology of these patents. We responded to the letter stating that, although we had not undertaken a detailed review of the patents, we were unaware of any of our products having one of the elements required by the patent claims. We have not received any further correspondence from TAU Systems. In May 1999, we received a letter from representatives of TechSearch LLC offering us a license to a patent held by TechSearch. We have reviewed the patent and do not believe that we need to obtain a license to this patent. In the future, however, we or our licensees could be found to infringe upon the patent rights of E-Data, TAU Systems, TechSearch, or other companies.

Protection of our intellectual property is limited and efforts to protect our intellectual property may be inadequate, time consuming, and expensive.

     Our success and ability to compete are substantially dependent on our proprietary technology and trademarks, which we attempt to protect through a combination of patent, copyright, trade secret, and trademark laws, as well as confidentiality procedures and contractual provisions. These legal protections afford only limited protection and may be time consuming and expensive. Furthermore, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Also, our competitors may independently develop similar, but not infringing, technology, duplicate our products, or design around our patents or our other intellectual property.

     Our patent applications or trademark registrations may not be approved. Moreover, even if approved, the resulting patents or trademarks may not provide us with any competitive advantage or may be challenged by third parties. If challenged, our patents might not be upheld or their claims could be narrowed. Any litigation surrounding our rights could force us to divert important financial and other resources away from our business operations. In addition, we license our products internationally, and the laws of many countries do not protect our proprietary rights as well as the laws of the United States.

To successfully license our product and grow our business, we must retain and attract key personnel; competition for these personnel is intense.

     Our success depends largely on the skills, experience, and performance of the members of our senior management and other key personnel, including our chairman of the board and chief executive officer, Victor Shear. None of our senior management or other key personnel must remain employed for any specific time period. In addition, we recently hired our executive vice chairman and president and chief operating officer. If we lose one or more of these key employees, our business and operating results could be significantly harmed. In addition, our future success will depend largely on our ability to continue attracting, integrating, and retaining highly skilled personnel. In addition, competition for qualified sales and marketing personnel is intense. We may not be able to hire enough qualified individuals in the future or in a timely manner. New employees require extensive training and typically take at least four to six months to achieve full productivity.

Failure to appropriately manage our growth and expansion could seriously harm our business and operating results.

     Our historical growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. Any failure to manage growth effectively could seriously harm our business and operating results. We have grown from 87 employees at December 31, 1997 to approximately 154 employees at September 30, 1999. To be successful, we will need to implement additional management information systems, improve our operating, administrative, financial and accounting systems and controls, train new employees, and maintain close coordination among our executive, engineering, accounting, finance, marketing, and operations organizations.

Industry-Related Risks

Our revenues may not grow and our stock price may decline if digital music commerce over the Internet does not develop.

     We currently devote a significant portion of our time, resources, and attention pursuing partnerships and business within the music industry. As a result, if digital music commerce over the Internet does not develop, our business and operating results will be significantly harmed. A number of factors could delay or prevent the development of digital music commerce. These factors include:

     . music content providers' inability to attract significant music artists, record labels, and recordings to be distributed in their format;

     . lack of development and adoption of compression technology to facilitate digital delivery of music or related information like music videos; and

     . lack of development and adoption of consumer devices that are able to play downloaded digital music.

We may not receive sufficient revenues to be successful and our stock price will decline if use of the Internet for commercial distribution of digital content is not widely accepted.

     Acceptance and use of the Internet for commercial distribution of digital content may not continue to develop at recent rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium for digital commerce. Because our transaction fees are derived from digital commerce transactions, if digital commerce is not accepted for any reason, our revenues would not grow sufficiently and our business and operating results would be significantly harmed.

     We depend on the widespread acceptance of commerce in digital information over the Internet, through DVD, and other means. These methods for distribution of digital information may not be commercially accepted for a number of reasons, including:

     . failure to develop the necessary infrastructure for communication of digital information and for payment processing;

     . failure to develop or deploy enabling technologies, including compression or broadband technology necessary for distribution of particular digital content over the Internet;

     . reduced demand for paid digital content due to the widespread availability of free content online and the ability to use and distribute this content without restriction; and

     . insufficient speed, access, and server reliability, as well as lengthy download time for content.

If standards for digital rights management are not adopted, confusion among content providers, distributors, and consumers may depress the level of digital commerce, which would reduce our revenues.

     If standards for digital rights management are not adopted or complied with, content providers may delay distributing content until they are confident that the technology by which the content is to be distributed will be commercially accepted. Standards for the distribution of various digital content might not develop or might be found to violate antitrust laws or fair use of copyright policies. In addition, the failure to develop a standard among device manufacturers may affect the market for digital goods and services. As a result, consumers may delay purchasing products and services that include our technology if they are uncertain of commercial acceptance of the standards with which our technology complies. Consequently, if a standard format for the secure delivery of content on the Internet is not adopted, or if the standards are not compatible with our digital rights management technology, our business and operating results would likely be harmed.

We may face increased governmental regulation and legal uncertainties that could increase our costs and provide a barrier to doing business.

     Exports of software products utilizing encryption technology are generally restricted by the United States and various foreign governments. Although we have obtained approval to export our Commerce software, changes in export laws and regulations may impose restrictions that affect our ability to distribute products and services internationally, limiting our ability to gain revenue and grow our business.

     It is also possible that Congress or individual states could enact laws regulating or taxing Internet commerce. In addition, several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Access fees, sales taxes or any other taxes or fees could increase the cost of transmitting data over the Internet and reduce the number or amount of transactions from which we get our transaction fees.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Registered Stockholders will be borne by such Registered Stockholders.


                            REGISTERED STOCKHOLDERS

     The Reoffer Prospectus relates to shares of Common Stock which have been acquired by certain key employees (the "Registered Stockholders") of the Company. Registered Stockholders acquired shares of Common Stock to be offered hereunder pursuant to the exercise of options granted under the 1992 Stock Plan, 1995 Stock Plan and Written Compensation Agreements.

     The following table sets forth certain information with respect to the Registered Stockholders as of January 19, 2000:


                                       Number of Shares to be
       Registered Stockholder              Offered Hereby
------------------------------------   ----------------------
Each Registered Stockholder holds             1,803,266
less than 1% of the capital stock


-------------------------------------------------------------------------------


                              PLAN OF DISTRIBUTION

     The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Registered Stockholders.

     The Registered Stockholders may sell the shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Registered Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Registered Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). The Registered Stockholders will pay usual and customary brokerage fees. Broker-dealers may agree with the Registered Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Registered Stockholders, to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer's commitment to the Registered Stockholders. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

     To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Registered Stockholders or anyone effecting sales on behalf of the Registered Stockholders may be deemed an underwriter, as that term is defined under the 1933 Act. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Stockholders. Sales will be made at prices prevailing at the time of such sales.

     The Company is bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Registered Stockholders or other party selling such shares. In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

     (a) The Company's prospectus filed with the Commission under Rule 424(b) of the 1933 Act, in connection with the Registration Statement No. 333-84033 on Form S-1 filed with the Commission on July 29, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for the Company's fiscal years ended December 31, 1997 and 1998;

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999; and

     (b) The Company's Registration Statement No. 000-27287 on Form 8-A filed with the Commission on September 9, 1999, together with all amendments thereto, pursuant to Section 12 of the 1934 Act in which there is described the terms, rights and provisions applicable to the Company's outstanding Common Stock.

     All of such documents are on file with the Commission. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities to be offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

                                INDEMNIFICATION

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit indemnification under limited circumstances for liabilities, including reimbursement for expenses incurred, arising under the 1933 Act. Article VI, Section 6.1 of our bylaws provides for mandatory indemnification of our directors, officers, and employees to the maximum extent permitted by the Delaware General Corporation Law. Our sixth amended and restated certificate of incorporation provides that our officers and directors shall not be liable for monetary damages for breach of the officers' or directors' fiduciary duty as officers or directors to our stockholders and us. This provision in the sixth amended and restated certificate of incorporation does not eliminate the officers' or directors' fiduciary duty, and, in appropriate circumstances, equitable remedies like injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each officer or director will continue to be subject to liability for breach of the officer's or director's duty of loyalty to us or our stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect an officer's or director's responsibilities under any other law, like the federal securities laws or state or federal environmental laws. We have entered into indemnification agreements with our officers and directors. The indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference
------    ---------------------------------------

          InterTrust Technologies Corporation (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

          (a) The Registrant's prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "1933 Act"), in connection with the Registration Statement No. 333-84033 on Form S-1 filed with the Commission on July 29, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for the Registrant's fiscal years ended December 31, 1997 and 1998;

          (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999; and

          (c) The Registrant's Registration Statement No. 000-27287 on Form 8-A filed with the Commission on September 9, 1999, together with all amendments thereto, pursuant to Section 12 of the Securities 1934 Act of 1934, as amended (the "1934 Act") in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock.

          All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities
         -------------------------
         Not Applicable.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------
         Not Applicable.

Item 6.  Indemnification of Directors and Officers
         -------------------------------------------

         Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit indemnification under limited circumstances for liabilities, including reimbursement for expenses incurred, arising under the 1933 Act. Article VI, Section 6.1 of Registrant's bylaws provides for mandatory indemnification of Registrant's directors, officers, and employees to the maximum extent permitted by the Delaware General Corporation Law. Registrant's sixth amended and restated certificate of incorporation provides that Registrant's officers and directors shall not be liable for monetary damages for breach of the officers' or directors' fiduciary duty as officers or directors to Registrant's stockholders and Registrant. This provision in the sixth amended and restated certificate of incorporation does not eliminate the officers' or directors' fiduciary duty, and, in appropriate circumstances, equitable remedies like injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each officer or director will continue to be subject to liability for breach of the officer's or director's duty of loyalty to Registrant or Registrant's stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect an officer's or director's responsibilities under any other law, like the federal securities laws or state or federal environmental laws. Registrant has entered into indemnification agreements with

Registrant's officers and directors. The indemnification agreements provide Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7.  Exemption from Registration Claimed
         -----------------------------------

         The sale and issuance of securities to the registered stockholders by Registrant to whom the shares offered for resale pursuant to this Registration Statement were sold were in each case deemed to be exempt from registration under the 1933 Act by virtue of Section 4(2) thereof.

Item 8.  Exhibits
         --------

Exhibit Number     Exhibit
--------------     -------

   4 Instrument Defining Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 000-27287 on Form 8-A, together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(c) of this Registration Statement.

  23.1             Consent of Ernst & Young LLP, Independent Auditors.

  24 Power of Attorney. Reference is made to page II-3 of this Registration Statement.

Item 9.  Undertakings
         ------------

         A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall
                        --------
apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant's 1992 Stock Plan, 1995 Stock Plan or Written Compensation Agreements.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

         C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California on this 19th day of January 2000.


                                   INTERTRUST TECHNOLOGIES CORPORATION


                                   By: /s/ Victor Shear
                                      -----------------------------------------
                                      Victor Shear
                                      Chairman of the Board and Chief Executive
                                      Officer



                               POWER OF ATTORNEY
                               -----------------

KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of InterTrust Technologies Corporation, a Delaware corporation, do hereby constitute and appoint Victor Shear and Edmund J. Fish, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                    Title                   Date
---------                    -----                   ----

                     Chairman of the Board and
                     Chief Executive Officer
/s/ Victor Shear     (Principal Executive Officer)   January 19, 2000
-------------------                                  ----------
Victor Shear

/s/ Erwin N. Lenowitz Vice Chairman of the Board,
---------------------
Erwin N. Lenowitz     Chief Financial Officer and
                      Secretary (Principal Financial January 19, 2000
                      and Accounting Officer)        ----------


/s/ David C. Chance   Executive Vice Chairman        January 19, 2000
--------------------                                 ----------
David C. Chance       of the Board

Signature                    Title                   Date
---------                    -----                   ----


____________________  Director, Senior Operating
Edmund J. Fish        Officer and Executive
                      Vice President, Corporate      ___________, 2000
                      Development


/s/ David Wan Wie     Director and Senior Vice
--------------------
David Van Wie         President of Research          January 19, 2000
                                                     ----------

/s/ Bruce Frederickson      Director
----------------------
Bruce Frederickson                                   January 19, 2000
                                                     ----------

/s/ Satish K. Gupta
---------------------       Director
Satish K. Gupta                                      January 19, 2000
                                                     ----------

                                 EXHIBIT INDEX

Exhibit Number      Exhibit
--------------      -------

     4 Instrument Defining Rights of Stockholders. Reference is made to Registrant's Registration Statement No. 000-27287 on Form 8-A, together with all amendments thereto, which is incorporated herein by reference pursuant to Item 3(c) of this Registration Statement.

     23.1           Consent of Ernst & Young LLP, Independent Auditors.

     24 Power of Attorney. Reference is made to page II-3 of this Registration Statement.